                                                                   EXHIBIT 12

                       EVEREN CAPITAL CORPORATION
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (IN MILLIONS)
                               (UNAUDITED)

                                      Year ended December 31,
                               1996    1995     1994    1993    1992
                               ----    ----     ----    ----    ----
EARNINGS:
Pretax Income (loss)         $107.8  $(22.0)  $(12.7)  $(1.5)  $(27.5)
Fixed Charges                  45.1    68.1     58.0    61.4     64.1
                             ----------------------------------------
                 Earnings    $152.9  $ 46.1   $ 45.3   $59.9   $ 36.6
                             ========================================


FIXED CHARGES:
Interest expense             $ 34.0  $ 52.5   $ 44.8   $46.9   $ 53.0
Approximate portion of
  rental expense
  representative of an
  interest factor              11.1    15.6     13.2    14.5     11.1
                             ----------------------------------------
            Fixed Charges    $ 45.1  $ 68.1   $ 58.0   $61.4   $ 64.1
                             ========================================

Ratio of earnings to fixed
  charges                       3.4    0.68     0.78    1.00     0.57
                             ========================================

Deficiency of earnings
  available to cover
  fixed charges              $    -  $(22.0)  $(12.7)  $   -    (27.5)
                             ========================================